Exhibit 10.12
ATMOS ENERGY CORPORATION EQUITY INCENTIVE
AND DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
AMENDED AND RESTATED AS OF JANUARY 1, 2010
     The Atmos Energy Corporation Equity Incentive and Deferred Compensation Plan for Non-Employee Directors, Amended and Restated as of January 1, 2010 (the “Plan”) is an amendment and restatement of the Atmos Energy Corporation Deferred Compensation Plan for Outside Directors adopted by the Company on May 10, 1990, and subsequently amended and restated on August 12, 1998 and approved by the Board of Directors on February 10, 1999. This Plan document is designed to supersede the prior plan document and includes all terms and provisions of the Plan. The amendments to this amended and restated Plan were adopted by the Board of Directors of Atmos Energy Corporation, a Texas and Virginia corporation (hereinafter called the “Company”), on November 10, 2009.
ARTICLE 1
PURPOSE
     The Plan, as amended, allows each non-employee Director to defer receipt of his or her annual retainer fee, to invest his or her deferred fee in either a cash account or a stock account, and to receive an annual grant of share units to be credited to his or her stock account for each year the non-employee Director serves on the Company’s Board of Directors. The Plan, as amended, is intended to encourage qualified individuals to accept nominations as Directors of the Company and to strengthen the mutuality of interests between the non-employee Directors and the Company’s other shareholders.
ARTICLE 2
DEFINITIONS
     The following are defined terms wherever they appear in the Plan:
     2.1 “Board of Directors” or “Board” shall mean the Board of Directors of Atmos Energy Corporation.
2.2 (a) “Change in Control” of the Company occurs upon a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets, as follows:
     (i) Change in Ownership. A change in ownership of the Company occurs on the date that any “Person” (as defined in Section 2.2(b) below), other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change of Control. In addition, if any Person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph (ii) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (i); or
     (ii) Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (i) above, a change in the effective control of the Company occurs on either of the following dates:
     (A) the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing 30 percent or more of the total voting power of the Company’s stock. However, if any Person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (ii)(A); or
     (B) the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
     (iii) Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (B) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (C) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (D) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

     (b) For purposes of Section 2.2(a) above,
     (i) “Person” shall have the meaning given in Code Section 7701(a)(1). Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.
     (ii) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.
     (c) The provisions of this Section 2.2 shall be interpreted in accordance with the requirements of the Final Treasury Regulations under Code Section 409A, it being the intent of the parties that this Section 2.2 shall be in compliance with the requirements of said Code Section and said Regulations.
     2.3 “Cash Account” means the Sub-Account under the Plan to which the Director may voluntarily elect to defer his or her Fee (as defined below) for payment at a specified future date, under the terms and provisions of the Plan.
     2.4 “Code” means the Internal Revenue Code of 1986, as amended, together with the published rulings, regulations, and interpretations duly promulgated thereunder.
     2.5 “Company” means Atmos Energy Corporation, a Texas and Virginia Corporation, and any successor entity.
     2.6 “Common Stock” means the Common Stock of the Company, with no par value (stated value of $.005 per share), or such other security or right or instrument into which such Common Stock may be changed or converted in the future.
     2.7 “Director” means a member of the Board of Directors who is not employed by the Company or any of its Subsidiaries.
     2.8 “Fair Market Value” of a share of Common Stock, as of any specified date, is the mean of the highest and lowest prices per share on the New York Stock Exchange Consolidated Tape on that date. However, if no trading in the Common Stock occurs on the New York Stock Exchange on that date, the “Fair Market Value” shall mean the mean of the highest and lowest prices as reported on the most recent previous day for which sales were reported. In the event the Common Stock is traded on an exchange other than the New York Stock Exchange, the Board of Directors shall select a suitable substitute published stock quotation system, which system shall be in compliance with all relevant regulatory provisions.
     2.9 “Fee” means the annual retainer fee (paid in quarterly installments) earned by a Director for his or her service as a member of the Board of Directors during a Plan Year or portion thereof.
     2.10 “Plan” means the Atmos Energy Corporation Equity Incentive and Deferred Compensation Plan for Non-Employee Directors, Amended and Restated as of January 1, 2010, as described herein and as amended from time to time.
     2.11 “Plan Benefits” means the benefits described in Articles 5 and 6 hereof.

     2.12 “Plan Year” means the calendar year.
     2.13 “Quarter” means the 3-month period beginning January 1, April 1, July 1 or October 1 of each Plan Year.
     2.14 “Share Unit” means a notional share that is a fictitious share whose value at any point in time is always equal to the Fair Market Value of a share of the Common Stock of the Company at such point in time.
     2.15 “Stock Account” means the Sub-Account under the Plan to which the Director may voluntarily elect to defer his or her Fee, and to which the periodic grants of Share Units are credited, for payment at a specified future date, under the terms and provisions of the Plan.
     2.16 “Sub-Account” means the Cash Account, the Stock Account, or both.
     2.17 “Termination of Service” means with respect to each Director a “separation from service” as a Director, as defined in Section 1.409A-1(h) of the Final Treasury Regulations under Code Section 409A, or any successor provision thereto.
ARTICLE 3
ADMINISTRATION
     The Plan shall be administered by the Board of Directors. The Board of Directors shall have the full authority to construe and interpret the Plan, and any action of the Board of Directors with respect to the Plan shall be final, conclusive, and binding on all persons. Subject to adjustment as provided in Section 7.8 hereof, the total number of shares of Common Stock reserved for issuance under the Plan shall be 150,000.
ARTICLE 4
GRANTS OF SHARE UNITS
     From and after the effective date of the Plan (as defined in Section 7.11), each Plan Year, the Board may grant to each Director such number of Share Units, if any, as the Board may determine. The grants will occur on the 30th day following the Company’s Annual Meeting of Shareholders each Plan Year.
ARTICLE 5
SUB-ACCOUNT CREDITS AND INVESTMENTS
     5.1 Sub-Accounts. On or before the December 31 immediately preceding the start of the next Plan Year, each Director participating in the Plan shall designate the Sub-Account into which any Fee earned for such next succeeding Plan Year shall be credited for the Plan Year. The Director may elect to have the Fee credited to either Sub-Account in increments of ten percent (10%). Except as otherwise provided herein, the Fee allocated to a Sub-Account may not thereafter be allocated to the other Sub-Account.

     5.2 Cash Account. The amount of the Fee allocated as a credit to the Cash Account shall be converted to a cash balance as of the first business day of each Quarter to be credited with interest in the means set forth below.
     (a) The balance in the Cash Account prior to any additional allocations or credits of the Fee for such month, if any, shall be credited with interest equal to one-twelfth of the Annual Interest Rate.
     (b) The Annual Interest Rate for each applicable Plan Year will be equal to the sum of (i) 2.5 percent, plus (ii) the annual yield reported on a 10-year Treasury Bond for the first business day of January for each Plan Year, as reported in the Wall Street Journal.
     5.3 Stock Account. The amount of the Fee allocated as a credit to the Stock Account shall be converted to Share Units as described below. For the Quarter commencing January 1, 2010 and for each Quarter thereafter, any Fee payable for that Quarter shall be converted to a number of whole and, if applicable, fractional Share Units on the first business day of that Quarter. Share Units shall be credited with dividend equivalents as and when dividends are declared on shares of Common Stock. Such dividend equivalent credits shall be converted to whole and, if applicable, fractional Share Units on the last business day of the month in which such dividends are paid.
ARTICLE 6
PLAN BENEFITS
     6.1 Form. Plan Benefits of a Director shall be comprised of two forms. Plan Benefits paid from the Cash Account shall be paid in the form of cash. Plan Benefits paid from the Stock Account shall be paid in the form of shares of Common Stock equal in number to whole Share Units in the Director’s Stock Account. Any fractional Share Unit shall be rounded up to a whole Share Unit prior to distribution.
     6.2 Distribution.
     (a) From and after August 7, 2007, and except as otherwise provided in Section 6.2(b), a Director’s Plan Benefits payable from either the Cash Account or the Stock Account, shall be distributed in a single lump sum at the time of the Director’s Termination of Service.
(b) (i) Each Director who has not incurred a Termination of Service as of August 7, 2007 shall be given an election to change his or her form of distribution of Plan Benefits from the form previously elected to either (i) a lump sum payment made within 10 business days following the date of the Director’s Termination of Service, or (ii) in up to five (5) equal annual installments beginning within 10 business days following the date of the Director’s Termination of Service and on each anniversary of said date of Termination of Service, as the case may be. Notwithstanding the foregoing election, (A) if a Director who previously had elected to receive his or her benefits in the form of installment payments has made the election provided for in this Section 6.2(b)(i) to receive a lump sum payment, and that Director becomes entitled to receive a lump sum payment in 2007, such lump sum cannot be paid prior to January 1, 2008, and such Director shall receive the installment payments previously elected until January 1, 2008, at which time a lump sum payment of the present value of the remaining installments shall be made to such Director on or prior to January 15, 2008; and (B) if a Director who previously had elected to receive his or her benefits in the form of a lump sum payment has made the election provided for in this Section 6.2(b)(i) to receive his or her Plan Benefits in installment payments, and that Director becomes entitled to receive payment of his or her Plan Benefits in 2007, such Director shall receive a lump sum payment of his or her Plan Benefits in 2007 instead of the installment payments so elected. The foregoing special election being provided for 2007 is intended to comply with the transition relief set forth in IRS Notice 2006-79, and shall be interpreted so as to be consistent and in conformity with the requirements of said transition relief.
     (ii) Any election pursuant to Section 6.2(b)(i) may be changed at any time on and after January 1, 2008 and prior to December 31, 2008; provided, however, (A) if a Director who previously had elected to receive his or her benefits in the form of installment payments pursuant to Section 6.2(b)(i) has made the election provided for in this Section 6.2(b)(ii) to receive a lump sum payment, and that Director becomes entitled to receive a lump sum payment in 2008, such lump sum cannot be paid prior to January 1, 2009, and such Director shall receive the installment payments previously elected until January 1, 2009, at which time a lump sum payment of the present value of the remaining installments shall be made to such Director on or prior to January 15, 2009; and (B) if a Director who previously had elected to receive his or her benefits in the form of a lump sum payment pursuant to Section 6.2(b)(i) has made the election provided for in this Section 6.2(b)(ii) to receive his or her Plan Benefits in installment payments, and that Director becomes entitled to receive payment of his or her Plan Benefits in 2008, such Director shall receive a lump sum payment of his or her Plan Benefits in 2008 instead of the installment payments so elected. The foregoing special election being provided for 2008 is intended to comply with the transition relief set forth in IRS Notice 2007-86, and shall be interpreted so as to be consistent and in conformity with the requirements of said transition relief.
          (c) In the case of the death of a Director, the Director’s Plan Benefits shall be distributed, within a reasonable time as determined by the Company, after the Director’s death to the Director’s beneficiary or beneficiaries, as specified by the Director on a form furnished by and filed with the Corporate Secretary of the Company. If no beneficiary has been designated by the Director or if no designated beneficiary survives the Director, the undistributed balance of his or her Plan Benefit shall be distributed to the Director’s surviving spouse as beneficiary if such spouse is still living or, his or her children, if any, per stripes as beneficiary, or, if none, to the Director’s estate as beneficiary. Any such Plan Benefits shall be payable in the form elected by the Director, if an election was permitted as provided in Section 6.2(b).
ARTICLE 7
GENERAL PROVISIONS AND TERMS
     7.1 Change in Control. In the event of an occurrence of a Change in Control as defined herein, the Company or its successor organization shall be required to fully fund the Cash Account and Stock Account Plan Benefits through a grantor trust arrangement established by the Company for the express purpose of the Plan. Such financing of the grantor trust shall occur within 20 business days following the date of the Change in Control and within 10 business days following any subsequent increase in the value of the Cash Account or Stock Account.
     7.2 Nontransferability. Except as provided in Article 6.2(c) above, no payment of any Plan Benefit of a Director shall be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily or involuntarily or by operation of law. Any act in violation of this subsection shall be void.
     7.3 Compliance with Legal and Trading Requirements. The Plan shall be subject to all applicable laws, rules and regulations, including but not limited to, federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. No provision of the Plan shall be interpreted or construed to obligate the Company to register any shares of Common Stock under federal or state securities laws. The transfer by a Director of shares of Common Stock distributed pursuant to the Plan will be subject to such restrictions as the Company deems necessary or desirable in connection with federal or state securities laws, and Common Stock certificates will bear a legend setting forth any such restriction.
     7.4 Taxes. The Company is authorized to withhold from any payment made under this Plan any amount of withholding and other taxes due in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and a Director to satisfy obligations for the payment of any withholding taxes and other tax obligations relating thereto.
     7.5 Amendment or Termination. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders of the Company or individual Directors; provided, however, that, (i) without the consent of an affected Director, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially impair the rights or, in any other manner, materially and adversely affect the rights of such Director hereunder to the Plan Benefits then credited to his or her Sub-Accounts, and (ii) no amendment, alteration, suspension, discontinuation, or termination of the Plan shall change the time or form of payment hereunder, unless such change is otherwise in compliance with the requirements of Code Section 409A and the Treasury Regulations issued thereunder.
     7.6 Unfunded Status of Awards. This Plan is intended to constitute an “unfunded” plan of deferred compensation. With respect to any payments not yet made to a Director, nothing contained in the Plan shall give any such Director any rights that are greater than those of a general unsecured creditor of the Company; provided, however, subject to Article 7.1 hereof, that the Company may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash or other property, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Company otherwise determines with the consent of each affected Director.
     7.7 Nonexclusivity of the Plan. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other compensation arrangements and other awards otherwise than under the Plan as it may deem desirable, and such arrangements and other awards may be either applicable generally or only in specific cases.
     7.8 Adjustments. In the event that subsequent to the effective date of the Plan any dividend in shares of Common Stock, recapitalization, Common Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange, or other such change, affects the shares of Common Stock such that they are increased or decreased or changed into or exchanged for a different number or kind of shares of Common Stock, other securities of the Company or of another corporation or other consideration, then in order to maintain the proportionate interest of the Directors and preserve the value of the Directors’ Share Units and to maintain the value of the Plan there shall automatically be substituted (i) for each Share Unit a new Share Unit and (ii) for the number of shares of Common Stock set forth in Section 3 above a number of shares of Common Stock or other consideration, in the case of (i) and (ii) above, representing the number and kind of shares of Common Stock, other securities or other consideration into which each outstanding share of Common Stock shall be changed or for which each share of Common Stock shall be exchanged. The substituted units shall be subject to the same terms and conditions as the original Share Units.
     7.9 No Right to Remain on the Board. Neither the Plan nor the crediting of Share Units under the Plan shall be deemed to give any individual a right to remain a Director of the Company or create any obligation on the part of the Board to nominate any Director for reelection by the shareholders of the Company.
     7.10 Governing Law. The validity, construction, and effect of the Plan shall be determined in accordance with the laws of Texas without giving effect to principles of conflict of laws.
     7.11 Effective Date. The Plan shall become effective upon approval of this Plan by the shareholders of the Company. The Effective Date for purposes of the most recent amendments to the Plan is January 1, 2010.
     7.12 Titles and Headings. The titles and heading of those Articles in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
     7.13 Indemnification. No member of the Board, nor any officer or Employee of the Company acting on behalf of the Board, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and each and any officer or Employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation. Notwithstanding the foregoing, to the extent it is determined that the indemnification provided herein constitutes a deferral of compensation for purposes of Code Section 409A, then (i) the amount provided as indemnification during a calendar year shall not affect the amount eligible for indemnification in any other calendar year, and (ii) payment of indemnification amounts shall be made on or before the last day of the calendar year following the calendar year in which such amounts subject to indemnification were incurred.
     IN WITNESS WHEREOF, the Company has caused this instrument to be executed this 13th day of January, 2010 by its Chairman of the Board and Chief Executive Officer pursuant to prior action taken by the Board.

ATMOS ENERGY CORPORATION
By:	/s/ ROBERT W. BEST
Robert W. Best
Chairman of the Board and Chief Executive Officer

Attest:
/s/ DWALA KUHN
Corporate Secretary